UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2021

INGREDION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-13397	22-3514823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Westbrook Corporate Center Westchester, Illinois	60154-5749
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (708) 551-2600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	INGR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.06	Material Impairments.

On February 9, 2021, the board of directors of Ingredion Incorporated (“Ingredion” or the “Company”) concluded that a material impairment charge is required with respect to the net assets to be contributed by three of Ingredion’s South American subsidiaries to an unconsolidated joint venture in Argentina which the Company is establishing with an affiliate of Grupo Arcor, an Argentine food company. The impaired assets consist of plant, property and equipment, including two manufacturing facilities, and related operating assets. The impairment charge will be incurred based upon held-for-sale classification measurement requirements in the estimated range of $350 million to $370 million, of which $310 million relates to the write-off of cumulative translation adjustment in the Consolidated Balance Sheets and $40 million to $60 million to the write-down of the contributed net assets, subject to finalization of ending balances and foreign exchange impacts. The cumulative translation adjustment balance for Argentina is primarily driven by a 95% decline in the value of the Argentine peso compared to the U.S. dollar from 2010 to 2020. The impairment charge will not result in any cash expenditures. The impairment will be recorded in the Company’s Consolidated Statements of Income and Consolidated Balance Sheets as of and for the quarter ending March 31, 2021.

Item 7.01	Regulation FD Disclosure.

On February 12, 2021, Ingredion signed an agreement with an affiliate of Grupo Arcor to establish a joint venture to combine manufacturing operations in Argentina in order to sell value-added ingredients to customers in Argentina, Chile and Uruguay. The joint venture will be 51% owned by an affiliate of Grupo Arcor and 49% owned by an affiliate of Ingredion and will have combined annual turnover of more than US$ 300 million. The joint venture will operate five plants located in the districts of Chacabuco and Baradero (Province of Buenos Aires), in Lules (Province of Tucumán), and in the Industrial Complex Arroyito (Province of Córdoba), of which the two plants located in Chacabuco and Baradero are being contributed by Ingredion Argentina and the remaining three plants are being contributed by an affiliate of Grupo Arcor. The plants collectively produce value-added ingredients including glucose syrups, maltose, fructose, starch, and maltodextrins, among others, that are marketed to the food, beverage, pharmaceutical and other industries. The joint venture will be managed by a jointly-appointed team of executives. Subject to the satisfaction of regulatory approvals and other closing conditions, the joint venture transaction is expected to close in the second quarter of 2021.

Ingredion’s Argentina, Chile and Uruguay operations generated $225 million of net sales for 2020 and contributed $19 million to South America’s reported Operating Income. Hyperinflation accounting for Argentina, reported within Ingredion’s Financing Costs, was a $15 million expense in 2020.

The press release dated February 12, 2021 relating to the joint venture is furnished as Exhibit 99.1 to this report and incorporated by reference in this Item 7.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following documents are herewith furnished or filed as exhibits to this report:

Exhibit Number	Description

99.1	Press release of Ingredion Incorporated dated February12, 2021

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2021	Ingredion Incorporated

	By:	/s/ Janet M. Bawcom
Janet M. Bawcom
Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer